EXHIBIT 10.10

MORGAN STANLEY

[FISCAL YEAR] DISCRETIONARY RETENTION

AWARDS

AWARD CERTIFICATE FOR CERTAIN MANAGEMENT

COMMITTEE MEMBERS

TABLE OF CONTENTS FOR AWARD CERTIFICATE

1.	Stock units generally.	3

2.	Vesting schedule and conversion.	3

3.	Special provision for certain employees.	4

4.	Dividend equivalent payments.	4

5.	Death, Disability and Full Career Retirement.	4

6.	Governmental Service.	5

7.	Qualifying Termination.	6

8.	Specified employees.	6

9.	Cancellation of awards under certain circumstances.	7

10.	Tax and other withholding obligations.	8

11.	Obligations you owe to the Firm.	8

12.	Nontransferability.	9

13.	Designation of a beneficiary.	9

14.	Ownership and possession.	9

15.	Securities law compliance matters.	10

16.	Compliance with laws and regulation.	10

17.	No entitlements.	10

18.	Consents under local law.	11

19.	Award modification.	11

20.	Governing law.	12

21.	Rule of construction for timing of conversion.	12

22.	Defined terms.	12

MORGAN STANLEY

CERTAIN MANAGEMENT COMMITTEE MEMBERS

AWARD CERTIFICATE FOR DISCRETIONARY RETENTION

AWARD OF STOCK UNITS

FISCAL YEAR [            ]

Morgan Stanley has awarded you retention stock units as your discretionary long-term incentive compensation for services provided during Fiscal Year [            ] and as an incentive for you to remain in Employment and provide services to the Firm. This Award Certificate sets forth the general terms and conditions of your Fiscal Year [            ] stock unit award. The number of stock units in your award has been communicated to you independently.

If you are employed outside the United States, you will also receive an “International Supplement” that contains supplemental terms and conditions for your Fiscal Year [            ] stock unit award. You should read this Award Certificate in conjunction with the International Supplement, if applicable, in order to understand the terms and conditions of your stock unit award.

Your stock unit award is made pursuant to the Plan. References to “stock units” in this Award Certificate mean only those stock units included in your Fiscal Year [            ] stock unit award, and the terms and conditions herein apply only to such award. If you receive any other award under the Plan or another equity compensation plan, it will be governed by the terms and conditions of the applicable award documentation, which may be different from those herein.

The purpose of the stock unit award is, among other things, to align your interests with the interests of the Firm and Morgan Stanley’s stockholders, to reward you for your continued employment and service to the Firm in the future, to protect the Firm’s interests in non-public, confidential and/or proprietary information, products, trade secrets, customer relationships, and other legitimate business interests, and to ensure an orderly transition of responsibilities. In view of these purposes, you will earn each portion of your Fiscal Year [            ] stock unit award only if you do not engage in any activity that is a cancellation event set forth in Section 9 below. Therefore, even if your award has vested, you will have no right to your award if a cancellation event occurs under the circumstances set forth in Section 9 below. You will be required to provide Morgan Stanley with such written certification or other evidence as Morgan Stanley deems appropriate, from time to time in its sole discretion, to confirm that no cancellation event has occurred. If you fail to provide such certification or evidence, Morgan Stanley will cancel your award.

Section 409A imposes rules relating to the taxation of deferred compensation, including your Fiscal Year [            ] stock unit award. The Firm reserves the right to modify the

terms of your Fiscal Year [            ] stock unit award, including, without limitation, the payment provisions applicable to your stock units, to the extent necessary or advisable to comply with Section 409A.

Capitalized terms used in this Award Certificate that are not defined in the text have the meanings set forth in Section 22 below. Capitalized terms used in this Award Certificate that are not defined in the text or in Section 22 below have the meanings set forth in the Plan.

1.	Stock units generally.

Each of your stock units corresponds to one share of Morgan Stanley common stock. A stock unit constitutes a contingent and unsecured promise of Morgan Stanley to pay you one share of Morgan Stanley common stock on the conversion date for the stock unit. As the holder of stock units, you have only the rights of a general unsecured creditor of Morgan Stanley. You will not be a stockholder with respect to the shares of Morgan Stanley common stock corresponding to your stock units unless and until your stock units convert to shares.

2.	Vesting schedule and conversion.

(a) Vesting schedule. Except as otherwise provided in this Award Certificate, your stock units will vest according to the following schedule: (i) 50% of your stock units will vest on the First Scheduled Vesting Date, and (ii) the remaining 50% of your stock units will vest on the Second Scheduled Vesting Date.1 Any fractional stock units resulting from the application of the vesting schedule will be aggregated and will vest on the Second Scheduled Vesting Date. The special vesting terms set forth in Sections 5, 6 and 7 of this Award Certificate apply (i) if your Employment terminates by reason of your death or Disability, (ii) upon your Full Career Retirement, (iii) upon a Governmental Service Termination, or (iv) upon a Qualifying Termination. Vested stock units remain subject to the cancellation and withholding provisions set forth in this Award Certificate.

(b) Conversion. Except as otherwise provided in this Award Certificate, (i) 50% of your stock units will, to the extent vested, convert to shares of Morgan Stanley common stock on the First Scheduled Conversion Date, and (ii) the remaining 50% of your stock units will, to the extent vested, convert to shares of Morgan Stanley common stock on the Second Scheduled Conversion Date.2 The special conversion provisions set forth in Sections 5(a), 5(b), 6 and 7 of this Award Certificate apply (i) if your Employment terminates by reason of your death or you die after termination of your Employment, (ii) upon your Governmental Service Termination or your employment at a Governmental Employer following your termination of employment with the Firm under circumstances set forth in Section 6(b), or (iii) upon a Qualifying Termination.

[1]	The vesting schedule presented in this form of Award Certificate is indicative. The vesting schedule applicable to awards may vary.
[2]	The conversion schedule presented in this form of Award Certificate is indicative. The conversion schedule applicable to awards may vary.

The shares delivered upon conversion of stock units pursuant to this Section 2(b) will not be subject to any transfer restrictions, other than those that may arise under the securities laws or the Firm’s policies, or to cancellation under the circumstances set forth in Section 9.

(c) Accelerated conversion. Morgan Stanley shall have no right to accelerate the conversion of any of your stock units, except to the extent that such acceleration is not prohibited by Section 409A and would not result in your being required to recognize income for United States federal income tax purposes before your stock units convert to shares of Morgan Stanley common stock or your incurring additional tax or interest under Section 409A. If any stock units are converted to shares of Morgan Stanley common stock prior to the applicable Scheduled Conversion Date pursuant to this Section 2(c), these shares may not be transferable and may remain subject to applicable vesting, cancellation and withholding provisions, as determined by Morgan Stanley.

3.	Special provision for certain employees.

Notwithstanding the other provisions of this Award Certificate, the conversion of your vested stock units into Morgan Stanley common stock will be deferred if, at the time scheduled for conversion (whether on the applicable Scheduled Conversion Date or some other time), Morgan Stanley considers you to be one of its executive officers and your compensation may not be fully deductible by virtue of Section 162(m) of the Internal Revenue Code. This deferral will continue until your Separation from Service, and, subject to Section 8, your vested stock units will convert to Morgan Stanley common stock upon your Separation from Service.

4.	Dividend equivalent payments.

Until your stock units convert to shares, if Morgan Stanley pays a regular or ordinary dividend on its common stock, you will be paid a dividend equivalent for your vested and unvested stock units. No dividend equivalents will be paid to you on any canceled stock units.

Morgan Stanley will decide on the form of payment and may pay dividend equivalents in shares of Morgan Stanley common stock, in cash or in a combination thereof. Morgan Stanley will pay the dividend equivalent when it pays the corresponding dividend on its common stock.

Because dividend equivalent payments are considered part of your compensation for income tax purposes, they will be subject to applicable tax and other withholding obligations.

5.	Death, Disability and Full Career Retirement.

The following special vesting and payment terms apply to your stock units:

(a) Death during Employment. If your Employment terminates due to death, all of your unvested stock units will vest on the date of your death. Your stock units will convert to shares of Morgan Stanley common stock and be delivered to the beneficiary you have designated pursuant to Section 13 or the legal representative of your estate, as applicable, upon your death, provided that your estate or beneficiary notifies the Firm of your death within 60 days following your death.

After your death, the cancellation provisions set forth in Section 9 will no longer apply, and the shares delivered upon conversion of stock units pursuant to this Section 5(a) will not be subject to any transfer restrictions (other than those that may arise under the securities laws or the Firm’s policies).

(b) Death after termination of Employment. If you die after the termination of your Employment any vested stock units that you held at the time of your death will convert to shares of Morgan Stanley common stock and be delivered to the beneficiary you have designated pursuant to Section 13 or the legal representative of your estate, as applicable, upon your death, provided that your estate or beneficiary notifies the Firm of your death within 60 days following your death.

After your death, the cancellation provisions set forth in Section 9 will no longer apply, and the shares delivered upon conversion of stock units pursuant to this Section 5(b) will not be subject to any transfer restrictions (other than those that may arise under the securities laws or the Firm’s policies).

(c) Disability or Full Career Retirement. If your Employment terminates due to Disability or in a Full Career Retirement, all of your unvested stock units will vest on the date your Employment terminates. Your stock units will convert to shares of Morgan Stanley common stock on the applicable Scheduled Conversion Date. The cancellation and withholding provisions set forth in this Award Certificate will continue to apply until the applicable Scheduled Conversion Date.

6.	Governmental Service.

(a) General treatment of awards upon Governmental Service Termination. If your Employment terminates in a Governmental Service Termination and not involving a cancellation event set forth in Section 9 then, provided that you sign an agreement satisfactory to the Firm relating to your obligations pursuant to Section 6(c), all of your unvested stock units will vest on the date of your Governmental Service Termination. Your vested stock units will convert to shares of Morgan Stanley common stock on the date of your Governmental Service Termination.

(b) General treatment of vested awards upon acceptance of employment at a Governmental Employer following termination of Employment. If your Employment terminates other than in a Governmental Service Termination and not involving a cancellation event and, following your termination of Employment, you accept employment with a Governmental Employer, then, provided that you sign an agreement satisfactory to the Firm relating to your obligations pursuant to Section 6(c), all of your outstanding vested stock units will convert to shares of Morgan Stanley common stock upon your commencement of such employment, provided you present the Firm with satisfactory evidence demonstrating that as a result of such employment the divestiture of your continued interest in Morgan Stanley equity awards or continued ownership of Morgan Stanley common stock is reasonably necessary to avoid the violation of U.S. federal, state or local or foreign ethics law or conflict of interests law applicable to you at such Governmental Employer.

(c) Repayment obligation. If you engage in any activity constituting a cancellation event set forth in Section 9 within the applicable period of time that would have resulted in cancellation of all or a portion of your stock units (had they not converted to shares pursuant to Sections 6(a) or 6(b) above), you will be required to pay to Morgan Stanley an amount equal to the number of stock units that would have been canceled upon the occurrence of such cancellation event, multiplied by the fair market value, determined using a valuation methodology established by Morgan Stanley, of Morgan Stanley common stock on the date your stock units converted to shares of Morgan Stanley common stock plus interest on such amount at the average rate of interest Morgan Stanley paid to borrow money from financial institutions during the period from the date of such conversion through the date preceding the payment date.

7.	Qualifying Termination.

If your employment terminates in a Qualifying Termination, all of your unvested stock units will vest, cancellation provisions will lapse, and, subject to Section 8, your stock units will be paid upon your Qualifying Termination.

8.	Specified employees.

Notwithstanding any other terms of this Award Certificate, if Morgan Stanley considers you to be one of its “specified employees” as defined in Section 409A at the time of your Separation from Service, the conversion of any of your stock units that otherwise would convert upon your Separation from Service (including, without limitation, stock units whose conversion was deferred due to Section 162(m) of the Internal Revenue Code, as provided in Section 3, and stock units payable upon your Qualifying Termination, as provided in Section 7) will be delayed for six months after your Separation from Service, and such stock units will convert to Morgan Stanley common stock on the first business day following the date that is six months after your Separation from Service; provided, however, that in the event that your death, your Governmental Service Termination or your employment at a Governmental Employer following your termination of employment with the Firm under circumstances set forth in Section 6(b) occurs at any time after the Date of the Award, payment will be made in accordance with Section 5(a), 5(b), or 6, as applicable.

9.	Cancellation of awards under certain circumstances.

The cancellation events set forth in this Section 9 are designed, among other things, to protect the Firm’s interests in non-public, confidential and/or proprietary information, products, trade secrets, customer relationships, and other legitimate business interests, and to ensure an orderly transition of responsibilities. This Section 9 shall apply notwithstanding any other terms of this Award Certificate (except where sections in this Award Certificate specifically provide that the cancellation events set forth in this Section 9 no longer apply).

Your stock units, even if vested, are not earned until the applicable Scheduled Conversion Date, and will be canceled prior to the applicable Scheduled Conversion Date in any of the following circumstances:

(a) Competitive Activity. If you engage in Competitive Activity following the voluntary termination of your Employment, the following shall apply:

(1) If your Competitive Activity occurs before the First Scheduled Vesting Date, then all of your stock units will be canceled immediately.

(2) If your Competitive Activity occurs on or after the First Scheduled Vesting Date, but before the Second Scheduled Vesting Date, then the 50% of your stock units that are scheduled to convert on the Second Scheduled Conversion Date will be canceled immediately.

(b) Other Events. If any of the following events occur at any time before the applicable Scheduled Conversion Date, all of your stock units (whether or not vested), will be canceled immediately:

(1) Your Employment is terminated for Cause;

(2) Following the termination of your Employment, the Firm determines that your Employment could have been terminated for Cause (for these purposes, “Cause” will be determined without giving consideration to any “cure” period included in the definition of “Cause”);

(3) You disclose Proprietary Information to any unauthorized person outside the Firm, or use or attempt to use Proprietary Information other than in connection with the business of the Firm, where such disclosure, use or attempt to use may be adverse to the interests of the Firm; or you fail to comply with your obligations (either during or after your Employment) under the Firm’s Code of Conduct (and any applicable supplements) or otherwise existing between you and the Firm, relating to an assignment, procurement or enforcement of rights in Proprietary Information;

(4) You engage in a Wrongful Solicitation;

(5) You make any Unauthorized Comments; or

(6) You resign from your employment with the Firm without having provided the Firm prior written notice of your resignation at least:

(i) 180 days before the date on which your employment with the Firm terminates if you are a member of the Management Committee at the time of notice of your resignation;

(ii) 90 days before the date on which your employment with the Firm terminates if clause (i) of this Section 9(b)(6) does not apply to you and you are a Managing Director (or equivalent title) at the time of notice of your resignation;

(iii) 60 days before the date on which your employment with the Firm terminates if you are an Executive Director (or equivalent title) at the time of notice of your resignation; and

(iv) 30 days before the date on which your employment with the Firm terminates if none of clauses (i) through (iii) of this Section 9(b)(6) apply to you at the time of notice of your resignation.

10.	Tax and other withholding obligations.

Pursuant to rules and procedures that Morgan Stanley establishes, you may elect to satisfy the tax or other withholding obligations arising upon conversion of your stock units by having Morgan Stanley withhold shares of Morgan Stanley common stock or by tendering shares of Morgan Stanley common stock, in each case in an amount sufficient to satisfy the tax or other withholding obligations. Shares withheld or tendered will be valued using the fair market value of Morgan Stanley common stock on the date your stock units convert, using a valuation methodology established by Morgan Stanley.

In order to comply with applicable accounting standards or the Firm’s policies in effect from time to time, Morgan Stanley may limit the amount of shares that you may have withheld or that you may tender.

11.	Obligations you owe to the Firm.

Morgan Stanley may not withhold shares upon conversion of stock units, and may not withhold the payment of dividend equivalents on your stock units or subject dividend equivalents to deferral, to satisfy obligations that you owe to the Firm except (i) to the extent authorized under Sections 4 or 10, relating to tax and other withholding obligations or, otherwise, (ii) to the extent such withholding is not prohibited by Section 409A and would not cause you to recognize income for United States federal income tax purposes prior to the time of conversion of your stock units or to incur interest or additional tax under Section 409A.

Morgan Stanley’s determination of any amount that you owe the Firm shall be conclusive. The fair market value of Morgan Stanley common stock for purposes of the foregoing provisions shall be determined using a valuation methodology established by Morgan Stanley.

12.	Nontransferability.

You may not sell, pledge, hypothecate, assign or otherwise transfer your stock units, other than as provided in Section 13 (which allows you to designate a beneficiary or beneficiaries in the event of your death) or by will or the laws of descent and distribution. This prohibition includes any assignment or other transfer that purports to occur by operation of law or otherwise. During your lifetime, payments relating to the stock units will be made only to you.

Your personal representatives, heirs, legatees, beneficiaries, successors and assigns, and those of Morgan Stanley, shall all be bound by, and shall benefit from, the terms and conditions of your award.

13.	Designation of a beneficiary.

You may make a written designation of beneficiary or beneficiaries to receive all or part of the shares to be paid under this Award Certificate in the event of your death. To make a beneficiary designation, you must complete and submit the Beneficiary Designation form on the Executive Compensation website at [insert website address].

Any shares that become payable upon your death, and as to which a designation of beneficiary is not in effect, will be distributed to your estate.

If you previously filed a designation of beneficiary form for your equity awards with the Executive Compensation Department, such form will also apply to the stock units included in this award. You may replace or revoke your beneficiary designation at any time. If there is any question as to the legal right of any beneficiary to receive shares under this award, Morgan Stanley may determine in its sole discretion to deliver the shares in question to your estate. Morgan Stanley’s determination shall be binding and conclusive on all persons, and it will have no further liability to anyone with respect to such shares.

14.	Ownership and possession.

(a) Generally. Generally, you will not have any rights as a stockholder in the shares of Morgan Stanley common stock corresponding to your stock units prior to conversion of your stock units.

Prior to conversion of your stock units, however, you will receive dividend equivalent payments, as set forth in Section 4 of this Award Certificate. In addition, if Morgan Stanley contributes shares of Morgan Stanley common stock corresponding to your stock units to a grantor trust it has established, you may be permitted to direct the trustee how to vote the shares in the trust corresponding to your stock units. Voting rights, if any, are governed by the terms of the grantor trust, and Morgan Stanley may amend any such voting rights, in its sole discretion, at any time. Morgan Stanley is under no obligation to contribute shares corresponding to stock units to a trust. If Morgan Stanley elects not to contribute shares corresponding to your stock units to a trust, you will not have voting rights with respect to shares corresponding to your stock units until they convert to shares.

(b) Following conversion. Following conversion of your stock units you will be the beneficial owner of the shares of Morgan Stanley common stock issued to you, and you will be entitled to all rights of ownership, including voting rights and the right to receive cash or stock dividends or other distributions paid on the shares.

(c) Custody of shares. Morgan Stanley may maintain possession of the shares subject to your award until such time as your shares are no longer subject to restrictions on transfer.

15.	Securities law compliance matters.

Morgan Stanley may affix a legend to the stock certificates representing shares of Morgan Stanley common stock issued upon conversion of your stock units (and any stock certificates that may subsequently be issued in substitution for the original certificates). The legend will read substantially as follows:

THE SHARES REPRESENTED BY THIS STOCK CERTIFICATE WERE ISSUED PURSUANT TO A MORGAN STANLEY EQUITY INCENTIVE COMPENSATION PLAN AND ARE SUBJECT TO THE TERMS AND CONDITIONS THEREOF AND OF AN AWARD CERTIFICATE FOR STOCK UNITS AND ANY SUPPLEMENT THERETO.

THE SECURITIES REPRESENTED BY THIS STOCK CERTIFICATE MAY BE SUBJECT TO RESTRICTIONS ON TRANSFER BY VIRTUE OF THE SECURITIES ACT OF 1933.

COPIES OF THE PLAN, THE AWARD CERTIFICATE FOR STOCK UNITS AND ANY SUPPLEMENT THERETO ARE AVAILABLE THROUGH THE EXECUTIVE COMPENSATION DEPARTMENT.

Morgan Stanley may advise the transfer agent to place a stop order against such shares if it determines that such an order is necessary or advisable.

16.	Compliance with laws and regulation.

Any sale, assignment, transfer, pledge, mortgage, encumbrance or other disposition of shares issued upon conversion of your stock units (whether directly or indirectly, whether or not for value, and whether or not voluntary) must be made in compliance with any applicable constitution, rule, regulation or policy of any of the exchanges or associations or other institutions with which the Firm or a Related Employer has membership or other privileges, and any applicable law or applicable rule or regulation of any governmental agency, self-regulatory organization or state or federal regulatory body.

17.	No entitlements.

(a) No right to continued Employment. This stock unit award is not an employment agreement, and nothing in this Award Certificate, the International Supplement, if applicable, or the Plan shall alter your status as an “at-will” employee of the Firm or your employment status at a Related Employer. None of this Award Certificate, the International Supplement, if applicable, or the Plan shall be construed as guaranteeing your employment by the Firm or a Related Employer, or as giving you any right to continue in the employ of the Firm or a Related Employer, during any period (including without limitation the period between the Date of the Award and any of the First Scheduled Vesting Date, the Second Scheduled Vesting Date, the First Scheduled Conversion Date, the Second Scheduled Conversion Date or any portion of any of these periods), nor shall they be construed as giving you any right to be reemployed by the Firm or a Related Employer following any termination of Employment.

(b) No right to future awards. This award, and all other awards of stock units and other equity-based awards, are discretionary. This award does not confer on you any right or entitlement to receive another award of stock units or any other equity-based award at any time in the future or in respect of any future period.

(c) No effect on future employment compensation. Morgan Stanley has made this award to you in its sole discretion. This award does not confer on you any right or entitlement to receive compensation in any specific amount for any future fiscal year and does not diminish in any way the Firm’s discretion to determine the amount, if any, of your compensation. This award is not part of your base salary or wages and will not be taken into account in determining any other employment-related rights you may have, such as rights to pension or severance pay.

18.	Consents under local law.

Your award is conditioned upon the making of all filings and the receipt of all consents or authorizations required to comply with, or required to be obtained under, applicable local law.

19.	Award modification.

Morgan Stanley reserves the right to modify or amend unilaterally the terms and conditions of your stock units, without first asking your consent, or to waive any terms and conditions that operate in favor of Morgan Stanley. These amendments may include (but are not limited to) changes that Morgan Stanley considers necessary or advisable as a result of changes in any, or the adoption of any new, Legal Requirement. Morgan Stanley may not modify your stock units in a manner that would materially impair your rights in your stock units without your consent; provided, however, that Morgan Stanley may, without your consent, amend or modify your stock units in any manner that Morgan Stanley considers necessary or advisable to comply with any Legal Requirement or to ensure that your stock units are not subject to United States federal, state or local income tax or any equivalent taxes in territories outside the United States prior to conversion. Morgan Stanley will notify you of any amendment of your stock units that affects your rights. Any amendment or waiver of a provision of this Award Certificate (other than any amendment or waiver applicable to all recipients generally), which amendment or waiver operates in your favor or confers a benefit on you, must be in writing and signed by the Global Head of Human Resources or the Chief Administrative Officer (or if such positions no longer exist, by the holder of an equivalent position) to be effective.

20.	Governing law.

This Award Certificate and the related legal relations between you and Morgan Stanley will be governed by and construed in accordance with the laws of the State of New York, without regard to any conflicts or choice of law, rule or principle that might otherwise refer the interpretation of the award to the substantive law of another jurisdiction.

21.	Rule of construction for timing of conversion.

Whenever this Award Certificate provides for your stock units to convert to shares on the First Scheduled Conversion Date or the Second Scheduled Conversion Date or upon a different specified event or date, such conversion will be considered to have been timely made, and neither you nor any of your beneficiaries or your estate shall have any claim against the Firm for damages based on a delay in payment, and the Firm shall have no liability to you (or to any of your beneficiaries or your estate) in respect of any such delay, as long as payment is made by December 31 of the year in which occurs the applicable Scheduled Conversion Date or such other specified event or date or, if later, by the 15th day of the third calendar month following such specified event or date.

22.	Defined terms.

For purposes of this Award Certificate, the following terms shall have the meanings set forth below:

(a) “Board” means the Board of Directors of Morgan Stanley.

(b) “Cause” means:

(1) any act or omission which constitutes a breach of your obligations to the Firm (including, without limitation, your failure to comply with any notice or non-solicitation restrictions that may be applicable to you) or your failure or refusal to perform satisfactorily any duties reasonably required of you, which breach, failure or refusal (if susceptible to cure) is not corrected (other than failure to correct by reason of your incapacity due to physical or mental illness) within ten (10) business days after written notification thereof to you by the Firm;

(2) your commission of any dishonest or fraudulent act, or any other act or omission, which has caused or may reasonably be expected to cause injury to the interest or business reputation of the Firm; or

(3) your violation of any securities, commodities or banking laws, any rules or regulations issued pursuant to such laws, or rules or regulations of any securities or commodities exchange or association of which the Firm is a member or of any policy of the Firm relating to compliance with any of the foregoing.

(c) A “Change in Control” shall be deemed to have occurred if any of the following conditions shall have been satisfied:

(1) any one person or more than one person acting as a group (as determined under Section 409A), other than (A) any employee plan established by

Morgan Stanley or any of its Subsidiaries, (B) Morgan Stanley or any of its affiliates (as defined in Rule 12b-2 promulgated under the Exchange Act), (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by stockholders of Morgan Stanley in substantially the same proportions as their ownership of Morgan Stanley, is or becomes, during any 12-month period, the beneficial owner, directly or indirectly, of securities of Morgan Stanley (not including in the securities beneficially owned by such person(s) any securities acquired directly from Morgan Stanley or its affiliates other than in connection with the acquisition by Morgan Stanley or its affiliates of a business) representing 50% or more of the total voting power of the stock of Morgan Stanley; provided, however, that the provisions of this subsection (1) are not intended to apply to or include as a Change in Control any transaction that is specifically excepted from the definition of Change in Control under subsection (3) below;

(2) a change in the composition of the Board such that, during any 12-month period, the individuals who, as of the beginning of such period, constitute the Board (the “Existing Board”) cease for any reason to constitute at least 50% of the Board; provided, however, that any individual becoming a member of the Board subsequent to the beginning of such period whose election, or nomination for election by Morgan Stanley’s stockholders, was approved by a vote of at least a majority of the directors immediately prior to the date of such appointment or election shall be considered as though such individual were a member of the Existing Board;

(3) the consummation of a merger or consolidation of Morgan Stanley with any other corporation or other entity, or the issuance of voting securities in connection with a merger or consolidation of Morgan Stanley (or any direct or indirect subsidiary of Morgan Stanley) pursuant to applicable stock exchange requirements; provided that immediately following such merger or consolidation the voting securities of Morgan Stanley outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity of such merger or consolidation or parent entity thereof) 50% or more of the total voting power of Morgan Stanley stock (or if Morgan Stanley is not the surviving entity of such merger or consolidation, 50% or more of the total voting power of the stock of such surviving entity or parent entity thereof); and provided, further, that a merger or consolidation effected to implement a recapitalization of Morgan Stanley (or similar transaction) in which no person (as determined under Section 409A) is or becomes the beneficial owner, directly or indirectly, of securities of Morgan Stanley (not including in the securities beneficially owned by such person any securities acquired directly from Morgan Stanley or its affiliates other than in connection with the acquisition by Morgan Stanley or its affiliates of a business) representing 50% or more of either the then outstanding shares of Morgan Stanley common stock or the combined voting power of Morgan Stanley’s then outstanding voting securities shall not be considered a Change in Control; or

(4) the complete liquidation of Morgan Stanley or the sale or disposition by Morgan Stanley of all or substantially all of Morgan Stanley’s assets in which any one person or more than one person acting as a group (as determined under

Section 409A) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from Morgan Stanley that have a total gross fair market value equal to more than 50% of the total gross fair market value of all of the assets of Morgan Stanley immediately prior to such acquisition or acquisitions.

Notwithstanding the foregoing, (1) no Change in Control shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of Morgan Stanley common stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns substantially all of the assets of Morgan Stanley immediately prior to such transaction or series of transactions and (2) no event or circumstances described in any of clauses (1) through (4) above shall constitute a Change in Control unless such event or circumstances also constitute a change in the ownership or effective control of Morgan Stanley, or in the ownership of a substantial portion of Morgan Stanley’s assets, as defined in Section 409A and the regulations and guidance thereunder. In addition, no Change in Control shall be deemed to have occurred upon the acquisition of additional control of Morgan Stanley by any one person or more than one person acting as a group that is considered to effectively control Morgan Stanley.

For purposes of the provisions of this Award Certificate, terms used in the definition of a Change in Control shall be as defined or interpreted pursuant to Section 409A.

(d) “Committee” means the Compensation, Management Development and Succession Committee of the Board, any successor committee thereto or any other committee of the Board appointed by the Board with the powers of the Committee under the Plan, or any subcommittee appointed by such Committee.

(e) “Competitive Activity” means:

(1) becoming, or entering into any arrangement as, an employee, officer, partner, member, proprietor, director, independent contractor, consultant, advisor, representative or agent of, or serving in any similar position or capacity with, a Competitor, where you will be responsible for providing, or managing or supervising others who are providing, services (x) that are similar or substantially related to the services that you provided to the Firm, or (y) that you had direct or indirect managerial or supervisory responsibility for at the Firm, or (z) that call for the application of the same or similar specialized knowledge or skills as those utilized by you in your services for the Firm, in each such case, at any time during the year preceding the termination of your employment with the Firm; or

(2) either alone or in concert with others, forming, or acquiring a 5% or greater equity ownership, voting interest or profit participation in, a Competitor.

(f) “Competitor” means any corporation, partnership or other entity that is engaged in any activity, or that owns a significant interest in any corporation, partnership or other entity, that competes with any business activity the Firm engages in, or that you reasonably knew or should have known that the Firm was planning to engage in, at the time of the termination of your Employment.

(g) “Date of the Award” means [insert grant date, which typically will coincide approximately with the end of the fiscal year in respect of which the award is made].

(h) “Disability” means any condition that would qualify for a benefit under any group long-term disability plan maintained by the Firm and applicable to you.

(i) “Employed” and “Employment” refer to employment with the Firm and/or Related Employment.

(j) The “Firm” means Morgan Stanley (including any successor thereto) together with its subsidiaries and affiliates. For purposes of the definitions of “Cause,” “Proprietary Information,” “Unauthorized Comments” and “Wrongful Solicitation” set forth in this Award Certificate, references to the “Firm” shall refer severally to the Firm as defined in the preceding sentence and your Related Employer, if any. For purposes of the cancellation provisions set forth in this Award Certificate relating to disclosure or use of Proprietary Information, references to the “Firm” shall refer to the Firm as defined in the second preceding sentence or your Related Employer, as applicable.

(k) “First Scheduled Conversion Date” means [second anniversary of January 2 following the Date of the Award].

(l) “First Scheduled Vesting Date” means [second anniversary of January 2 following the Date of the Award].

(m) “Fiscal Year [            ]” means Morgan Stanley’s fiscal year beginning on December 1, [    ] and ending on November 30, [    ].

(n) “Full Career Retirement” means the termination of your Employment by you or by the Firm for any reason other than under circumstances involving any cancellation event described in Section 9, and other than due to your death, Disability, a Governmental Service Termination or pursuant to a Qualifying Termination.3

(o) “Governmental Employer” means a governmental department or agency, self-regulatory agency or other public service employer.

(p) “Governmental Service Termination” means the termination of your Employment and your commencement of employment at a Governmental Employer; provided that you have presented the Firm with satisfactory evidence demonstrating that as a result of such new employment, the divestiture of your continued interest in Morgan Stanley equity awards or continued ownership of Morgan Stanley common stock is reasonably necessary to avoid the violation of U.S. federal, state or local or foreign ethics law or conflicts of interest law applicable to you at such Governmental Employer.

[3]	Some awards may include age and/or service conditions in order for a termination of Employment to qualify as Full Career Retirement.

(q) “Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended, and the rules, regulations and guidance thereunder.

(r) “Legal Requirement” means any law, regulation, ruling, judicial decision, accounting standard, regulatory guidance or other legal requirement.

(s) “Management Committee” means the Morgan Stanley Management Committee and any successor or equivalent committee.

(t) “Plan” means the Morgan Stanley equity compensation plan pursuant to which your award is made and which has been communicated to you independently.

(u) “Proprietary Information” means any information that may have intrinsic value to the Firm, the Firm’s clients or other parties with which the Firm has a relationship, or that may provide the Firm with a competitive advantage, including, without limitation, any trade secrets; inventions (whether or not patentable); formulas; flow charts; computer programs; access codes or other systems of information; algorithms; technology and business processes; business, product or marketing plans; sales and other forecasts; financial information; client lists or other intellectual property; information relating to compensation and benefits; and public information that becomes proprietary as a result of the Firm’s compilation of that information for use in its business, provided that such Proprietary Information does not include any information which is available for use by the general public or is generally available for use within the relevant business or industry other than as a result of your action. Proprietary Information may be in any medium or form, including, without limitation, physical documents, computer files or discs, videotapes, audiotapes, and oral communications.

(v) “Qualifying Termination” means your Separation from Service within eighteen (18) months following a Change in Control, under either of the following circumstances: (a) the Firm terminates your employment under circumstances not involving any cancellation event; or (b) you resign from the Firm due to (i) a materially adverse alteration in your position or in the nature or status of your responsibilities from those in effect immediately prior to the Change in Control, as determined by the Committee or its delegees, or (ii) the Firm requiring your principal place of employment to be located more than 75 miles from the location where you were principally employed at the time of the Change in Control (except for required travel on the Firm’s business to an extent substantially consistent with your business travel obligations in the ordinary course of business prior to the Change in Control).

(w) “Related Employment” means your employment with an employer other than the Firm (such employer, herein referred to as a “Related Employer”), provided: (i) you undertake such employment at the written request or with the written consent of Morgan Stanley’s Global Head of Human Resources; (ii) immediately prior to undertaking such employment you were an employee of the Firm or were engaged in Related Employment (as defined herein); and (iii) such employment is recognized by the Committee in its discretion as Related Employment; and, provided further that the Firm may (1) determine at any time in its sole discretion that employment that was recognized by the Committee as Related Employment no longer qualifies as Related Employment, and (2) condition the designation and benefits of Related Employment on such terms and conditions as the Firm may determine in its sole discretion. The designation of employment as Related Employment does not give rise to an employment relationship between you and the Firm, or otherwise modify your and the Firm’s respective rights and obligations.

(x) “Scheduled Conversion Date” means the First Scheduled Conversion Date and/or the Second Scheduled Conversion Date, as the context requires.

(y) “Scheduled Vesting Date” means the First Scheduled Vesting Date and/or the Second Scheduled Vesting Date, as the context requires.

(z) “Second Scheduled Conversion Date” means [third anniversary of January 2 following the Date of the Award].

(aa) “Second Scheduled Vesting Date” means [third anniversary of January 2 following the Date of the Award].

(bb) “Section 409A” means Section 409A of the Internal Revenue Code.

(cc) “Separation from Service” means a separation from service with the Firm for purposes of Section 409A determined using the default provisions set forth in Treasury Regulation §1.409A-1(h) or any successor regulation thereto. For purposes of this definition, Morgan Stanley’s subsidiaries and affiliates include (and are limited to) any corporation that is in the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as Morgan Stanley and any trade or business that is under common control with Morgan Stanley (within the meaning of Section 414(c) of the Internal Revenue Code), determined in each case in accordance with the default provisions set forth in Treasury Regulation §1.409A-1(h)(3).

(dd) “Subsidiary” means (i) a corporation or other entity with respect to which Morgan Stanley, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such corporation’s board of directors or analogous governing body, or (ii) any other corporation or other entity in which Morgan Stanley, directly or indirectly, has an equity or similar interest and which the Committee designates as a Subsidiary for purposes of the Plan.

(ee) You will be deemed to have made “Unauthorized Comments” about the Firm if, while Employed or following the termination of your Employment, you make, directly or indirectly, any negative, derogatory or disparaging comment, whether written, oral or in electronic format, to any reporter, author, producer or similar person or entity or to any general public media in any form (including, without limitation, books, articles or writings of any other kind, as well as film, videotape, audio tape, computer/Internet format or any other medium) that concerns directly or indirectly the Firm, its business or operations, or any of its current or former agents, employees, officers, directors, customers or clients.

(ff) A “Wrongful Solicitation” occurs upon either of the following events:

(1) while Employed, including during any notice period applicable to you in connection with the termination of your Employment, or within 180 days after the termination of your Employment, directly or indirectly in any capacity (including through any person, corporation, partnership or other business entity of any kind), you hire or solicit, recruit, induce, entice, influence or encourage any Firm employee to leave the Firm or become hired or engaged by another firm; provided, however, that this clause shall apply only to employees with whom you worked or had professional or business contact, or who worked in or with your business unit, during any notice period applicable to you in connection with the termination of your Employment or during the 180 days preceding notice of the termination of your Employment; or

(2) while Employed, including during any notice period applicable to you in connection with the termination of your Employment, or within 90 days (180 days if you are a member of the Management Committee at the time of notice of termination) after the termination of your Employment, directly or indirectly in any capacity (including through any person, corporation, partnership or other business entity of any kind), you solicit or entice away or in any manner attempt to persuade any client or customer, or prospective client or customer, of the Firm (i) to discontinue or diminish his, her or its relationship or prospective relationship with the Firm or (ii) to otherwise provide his, her or its business to any person, corporation, partnership or other business entity which engages in any line of business in which the Firm is engaged (other than the Firm); provided, however, that this clause shall apply only to clients or customers, or prospective clients or customers, that you worked for on an actual or prospective project or assignment during any notice period applicable to you in connection with the termination of your Employment or during the 180 days preceding notice of the termination of your Employment.

IN WITNESS WHEREOF, Morgan Stanley has duly executed and delivered this Award Certificate as of the Date of the Award.

MORGAN STANLEY

/s/

[Name]
[Title]